Exhibit 99.1

CARMAX BOARD AUTHORIZES $300 MILLION SHARE REPURCHASE

Richmond, VA, October 18, 2012 — CarMax, Inc. (NYSE: KMX) today announced that its Board of Directors has approved a share repurchase program for up to $300 million of the company’s outstanding common stock. The share repurchase authorization is effective immediately and expires on December 31, 2013.

“We’re very pleased with the Board’s approval of our share repurchase program, which reflects both confidence in the company’s ability to fund our growth plan and a continuing commitment to increase shareholder value,” said Tom Folliard, CarMax’s president and chief executive officer.

“Our first priority continues to be our announced growth plan and the long-term expansion of our business to more markets,” stated Tom Reedy, CarMax’s executive vice president and chief financial officer. CarMax reiterated previously announced plans to open 10 superstores in fiscal 2013 and 10 to 15 superstores in each of the following 3 fiscal years. “At this pace, we believe we are optimizing our opportunity for geographic expansion, while still driving continued operational efficiencies,” said Reedy. “Our decision to implement a share repurchase plan reflects our ongoing focus on delivering value to shareholders.”

Purchases under the repurchase program may be made in open market or privately negotiated transactions and are expected to comply with Securities and Exchange Commission Rule 10b-18. Purchases will be made from time to time at CarMax’s discretion and the timing and amount of any share repurchases will be determined based on share price, market conditions, legal requirements and other factors. The share repurchase program does not obligate CarMax, Inc. to acquire any particular amount of common stock, and it may be suspended or discontinued at any time. Any shares repurchased under the program will be deemed authorized but unissued shares of common stock.

CarMax, a member of the Fortune 500 and the S&P 500, and one of the Fortune “100 Best Companies to Work For,” for eight consecutive years, is the nation’s largest retailer of used cars. Headquartered in Richmond, Va., CarMax currently operates 115 used car superstores in 57 markets. The CarMax consumer offer is structured around four customer benefits: low, no-haggle prices; a broad selection; high quality vehicles; and a customer-friendly sales process. During the fiscal year ended February 29, 2012, the company retailed 408,080 used cars and sold 316,649 wholesale vehicles at our in-store auctions. For more information, access the CarMax website at www.carmax.com.

CarMax, Inc.

Forward-Looking Statements

This press release contains forward-looking statements about our future business and growth plans and prospects, as well as our potential share repurchase activity. These statements are based on our current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. Important factors that could cause actual results to differ materially from those contained in our forward-looking statements are set forth in our Annual Report on Form 10-K for the fiscal year ended February 29, 2012, and our quarterly or current reports as filed with or furnished to the Securities and Exchange Commission. We disclaim any intent or obligation to update our forward-looking statements.

Contacts:

Investors and Financial Media:

Katharine Kenny, Vice President, Investor Relations, (804) 935-4591

Celeste Gunter, Manager, Investor Relations, (804) 935-4597

General Media:

Trina Lee, Director, Public Relations, (804) 747-0422, ext. 4197

Britt Farrar, Manager, Public Relations, (804) 747-0422, ext. 3473

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